EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of April 8, 2005, by and between Clarient, Inc., a Delaware corporation (formerly known as ChromaVision Medical Systems, Inc.) (the “Company”) and Richard J. Cote, M.D., an individual (the “Consultant”).

R E C I T A L S

WHEREAS, the Company and Consultant entered into that certain letter agreement, dated as of June 9, 2004 (as amended on March 30, 2005, the “Letter Agreement”), pursuant to which Consultant serves as Vice President – Chief Medical Officer of the Company;

WHEREAS, the parties desire that the Letter Agreement terminate upon the effective date of this Agreement (the “Effective Time”), and Consultant will become a consultant to the Company immediately upon the Effective Time pursuant to this Agreement; and

WHEREAS, the parties desire to enter into this Agreement on the terms and subject to the conditions set forth herein.

IT IS HEREBY AGREED as follows:

1.                                       Termination of Prior Agreements.

(a)                                  Termination and Waiver.

(i)                                     Effective immediately upon the Effective Time, Consultant hereby voluntarily agrees to resign from all positions he holds as an employee or officer of the Company or any of its subsidiaries or affiliates.

(ii)                                  Effective immediately upon the Effective Time, except for the agreements listed on Exhibit A hereto, any and all outstanding agreements, arrangements or understandings (whether or not in writing) between the Company and Consultant (including without limitation the Letter Agreement) shall terminate (the “Terminating Agreements”) and Consultant shall waive any and all rights under the Terminating Agreements, whether arising prior to, at or following the Effective Time, and the Company and its subsidiaries and affiliates shall have no further obligation or liability under such Terminating Agreements.

(iii)                               Effective immediately upon the Effective Time, except as otherwise provided herein and except for compensation contemplated by any agreements set forth on Exhibit A hereto, Consultant shall waive any and all rights to compensation or benefits from the Company and its subsidiaries and affiliates (including, without limitation, any and all rights under any plan, program, agreement or arrangement (whether or not in writing), including without limitation (A) the Company’s Management Incentive Plan, (B) the monthly payment to the University Pathology Associates, Inc. and (C) the Consultant’s housing arrangement (the “Terminating Plans” and together with the Terminating Agreements, the “Terminating Arrangements”) maintained by the Company or any of its subsidiaries or affiliates or under which the Company or any of its subsidiaries or affiliates has any obligation or liability), and the Company and its subsidiaries and affiliates shall have no further obligation or liability to Consultant with respect to any such compensation or benefit, in each case except for: (I) any rights of Consultant to accrued, unpaid salary from the Company at the Effective Time, (II) any rights of Consultant to reimbursement of business expenses incurred by Consultant prior to the Effective Time in accordance with the Company’s Consultant reimbursement policies, (III) any rights of Consultant to accrued, unpaid vacation and other paid-time off in accordance with applicable law, and (IV) Consultant’s rights under this Agreement and any other agreements or plans listed on Exhibit A (the “Continuing Arrangements”).

(b)                                 Consideration for Termination and Waiver.

In consideration for the termination of the Terminating Arrangements and other commitments, waivers and obligations undertaken by Consultant hereunder and in consideration for Consultant’s delivering and not revoking the release set forth on Exhibit B (the “Release”), the Company shall, upon the terms and subject to the conditions set forth in this Agreement, provide Consultant with the following on the eighth day following delivery by Consultant to the Company of the Release provided for in Section 3 and subject to Consultant’s not having revoked the Release:

(i)                                     The options to purchase an aggregate of 150,000 shares of the Company’s common stock previously granted to Consultant in October 2003 and February 2004 (the “Existing Options”) shall continue to vest in accordance with the vesting schedule set forth in the agreements governing such Existing Options so long as Consultant remains in Continued Service (as defined below) (as of the Effective Time, all of the 100,000 Existing Options granted to Consultant in October 2003 have fully vested);

(ii)                                  Consultant shall be entitled to receive 137,500 shares of restricted stock (constituting the entirety of the Business Establishment Grant to which Consultant will be entitled pursuant to Schedule A of the Letter Agreement) (the “Business Establishment Grant”) and such Business Establishment Grant shall be evidenced by a customary restricted stock award letter to be signed by the Company and Consultant and shall vest over three years of Continued Service beginning March 31, 2005 in equal 1/6 increments on each 6-month anniversary of March 31, 2005;

(iii)                               Consultant will be entitled to receive a number of shares of restricted stock equal to the product of (A) the dollar amount by which Clinical Services Revenue for the twelve months ended March 31, 2005 exceeds $2.6 million multiplied by (B) .01 (one percent) (which restricted stock grant shall be made as soon as reasonably practicable following the date that Clinical Services Revenue for the twelve months ended March 31, 2005 is determined by the Company but in any event on or prior to May 15, 2005) and

(iv)                              Consultant will be entitled to receive a number of shares of restricted stock equal to the product of (A) the amount (if any) by which Clinical Services Revenue for the twelve months ended March 31, 2006 exceeds Clinical Services Revenue for the twelve months ended March 31, 2005 multiplied by (B) .01 (one percent) (the grants of restricted stock contemplated by clause (iii) above and this clause (iv) are referred to herein as “Business Participation Grants” and each, a “Business Participation Grant”) (which restricted stock grant shall be made as soon as reasonably practicable following the date that Clinical Services Revenue for the twelve months ended March 31, 2006 is determined by the Company but in any event on or prior to May 15, 2006, it being understood that no shares of restricted stock shall be granted pursuant to this clause (iv) if Clinical Services Revenue for the twelve months ended March 31, 2006 is less than Clinical Services Revenue for the twelve months ended March 31, 2005); provided however that if a Change of Control occurs prior to March 31, 2006, the Business Participation Grant contemplated by clause (iv) shall instead equal (A) the number of shares of restricted stock that Consultant would have received (if any) pursuant to clause (iv) if Clinical Services Revenue for the period from March 31, 2005 through the date of the Change of Control were annualized for the twelve month period ending March 31, 2006 multiplied by (B) a fraction, the numerator of which is the number of days from March 31, 2005 through the date of the Change of Control and the denominator of which is 365. For the purposes of this Agreement, the term “Change of Control” means (a) the issuance, sale, transfer or acquisition by the Company of shares of capital stock of the Company (including a transfer as a result of death, disability, operation of law, or otherwise) in a single transaction or a group of related transactions, as a result of which any entity, person, or group (other than Safeguard Scientifics, Inc. and/or its affiliates) acquires the beneficial ownership of newly issued, outstanding or treasury shares of the capital stock of the Company having 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote for at least a majority of the authorized number of directors of the Company or (b) any merger, consolidation, sale of all or substantially all the assets or other comparable transaction as a result of which all or substantially all of the assets and business of the Company are acquired directly or indirectly by another entity (except Safeguard Scientifics, Inc. and/or any of its affiliates). An “affiliate” of an entity is an entity controlling, controlled by, or under common control with the entity specified, directly or indirectly through one or more intermediaries. “Group” shall have the same meaning as in section 13(d) of the Securities Exchange Act of 1934, and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 of the Securities and Exchange Commission adopted under the Securities Exchange Act of 1934.

(v)                                 Each Business Participation Grant shall be evidenced by a customary restricted stock award letter to be signed by the Company and Consultant and shall vest over three years of Continued Service beginning March 31 of the year in which the applicable Business Participation Grant is made (the “Business Participation Grant Vesting Commencement Date”) in equal 1/6 increments on each 6-month anniversary of the Business Participation Grant Vesting Commencement Date.  Notwithstanding the foregoing, no shares of restricted stock relating to the Business Establishment Grant or applicable Business Participation Grant shall be delivered to Consultant pursuant to clause (ii), (iii) or (iv) above until Consultant has remitted to the Company (by cash or check) an amount sufficient to satisfy federal, state, local and foreign taxes (including FICA Obligations) required by law to be withheld with respect to the issuance of such shares to Consultant.  Except as provided in Section 2(c) below, if Consultant’s Continued Service with the Company is terminated, Consultant shall forfeit any portion of the Business Establishment Grant and Business Participation Grants that has not vested as of the date of termination (and, except as provided in Section 2(c) below, in the event such termination date occurs prior to the date that Consultant would be entitled to receive the applicable Business Participation Grant pursuant to clause (iii) or (iv) above, Consultant shall forfeit his right to receive such Business Participation Grant).  For purposes of this Agreement, “Continued Service” shall mean Consultant devoting at least 20% of his business time and attention to the Company as a consultant providing consulting services pursuant to this Agreement (or such lesser amount of time as is requested by the Company) at the direction of the Company, it being understood that the Company may terminate Consultant’s Continued Service at any time with or without Cause pursuant to Section 2(c) below.

(vi)                              For the avoidance of doubt, Executive shall not be required to pay any cash consideration for any shares issued in a Business Participation Grant or Business Establishment Grant to which he is entitled under this Agreement.

2.                                       Consulting Arrangement.

(a)                                  Consulting Services.

(i)                                     Beginning at the Effective Time, the Company hereby engages Consultant to provide services as a consultant to the Company as contemplated by this Agreement, and Consultant hereby agrees to provide such consulting services and to comply with the other provisions of this Agreement, upon the terms and subject to the conditions hereinafter set forth.

(ii)                                  Consultant shall devote twenty-percent (20%) of his business time (equivalent to approximately 1 (one) business day per week and approximately 4.5 (four and one half) business days per month) to consult with and advise the Company with respect to the Company’s business and financial operations.  Such consulting services shall include oversight of the Company’s clinical advisory board, consulting with and providing advice to the Company’s medical director and staff, assistance with investor presentations and providing general consulting services reasonably requested by the Company relating to the Company’s diagnostic laboratory operations.  Consultant shall report to the Chief Executive Officer or his designee.

(iii)                               Consultant hereby acknowledges and agrees that he shall not be an employee of the Company but shall function as an independent contractor on a retainer fee basis.  Consultant shall not have authority to act as agent of the Company except when authority is specifically delegated to him and Consultant shall not represent to the contrary to any persons.  Consultant shall be solely responsible for the estimation and payment of any federal and state income taxes and federal insurance contributions on self-employment income which is attributable to such the fees and other compensation paid hereunder.  Not being in the capacity of an employee of the Company, Consultant shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to employees of the Company (although Consultant shall be entitled to reimbursement for all reasonable Business Expenses in a manner consistent with the Company’s travel and entertainment policy pursuant to Section 2(b)).

(iv)                              The parties hereby agree that the Company may make public statements with respect to Consultant’s resignation as an employee and officer of the Company and consulting relationship with the Company and that this Agreement may be filed in a periodic report of the Company under the Securities Exchange Act of 1934, as amended.

(b)                                 Compensation.

(i)                                     The Company shall pay to Consultant an annual consulting fee in the amount of $67,500 per year (the “Annual Fee”) in accordance with the Company’s payroll practices applicable to employees of the Company.  Consultant shall also be entitled to reimbursement for all reasonable costs of travel, entertainment, meals, lodging and related expenses incurred in connection with providing services under this Agreement in a manner consistent with the Company’s travel and entertainment policy (“Business Expenses”).

(ii)                                  Subject to Consultant remaining in Continued Service, on March 31, 2007 (with respect to the twelve month period ending March 31, 2007), and on each subsequent anniversary of March 31, 2007 (with respect to the applicable twelve month period prior to such date) (a) the Company shall grant to Consultant options to purchase an aggregate of 50,000 shares of the Company’s Common Stock and (b) in the sole determination and discretion of the compensation committee of the Board of Directors of the Company and subject to achieving objectives established by the compensation committee, the Company may grant to Consultant options to purchase an additional 50,000 shares of the Company’s Common Stock (for a maximum annual grant of stock options to purchase an aggregate of 100,000 shares pursuant to this clause (ii)) (any such options, the “New Options”), in each case upon the terms and conditions set forth in the Company’s customary form of option agreement to be executed by and between the Company and Consultant.  Subject to Consultant remaining in Continued Service, one third (1/3) of the New Options granted pursuant to an option grant under this clause (ii) shall vest on the first anniversary of the date of grant, and the remaining New Options relating to such grant shall vest in equal monthly installments of 1/36th each beginning with the thirteenth month after the date of grant and ending on the thirty sixth month after the date of grant (such that all such New Options relating to such grant would be vested on the 36th month after the date of grant).

(c)                                  Termination.

(i)                                     Consultant’s consulting relationship with the Company and Continued Service may be terminated at any time by the Company with or without Cause, which termination shall be effective upon notice to Consultant; provided that if the Company terminates Consultant’s Continued Service without Cause (as defined below), Consultant shall be entitled to the compensation described in clause (iii) of this Section 2(c) subject to the terms and conditions thereof.  In addition, Consultant may terminate his consulting relationship and Continued Service with the Company at any time with or without Cause.  Except as provided in clauses (ii), (iii) and (iv) below, if Consultant’s Continued Service is terminated for any reason, Consultant shall not be entitled to further compensation under this Agreement (other than any accrued but unpaid portion of the Annual Fee through the date of termination) and no additional Existing Options, New Options or shares covered by the Business Establishment Grant or the Business Participation Grants shall vest following the date of termination (and any unvested options and any unvested shares covered by the Business Establishment Grant or any Business Participation Grant shall be forfeited).

(ii)                                  In the event Consultant’s Continued Service is terminated as a result of Consultant’s death or total and permanent disability, Consultant, or Consultant’s legal representative, in the case of Consultant’s death, shall be entitled to receive the Annual Fee due to Consultant pursuant to Section 2(b) through the last day of the calendar month in which his death or total and permanent disability shall have occurred and any Existing Options or New Options that have vested and become exercisable prior to the date of termination of Continued Service shall be exercisable until the earlier of (A) the first anniversary of the date of termination or (B) the expiration date of the applicable option.  In the event Consultant’s Continued Service is terminated as a result of Consultant’s death or total and permanent disability, the Business Establishment Grant and the Business Participation Grants shall become fully vested (or, if the amount of any Business Participation Grant has not been determined as of the date of termination, shares covered by such Business Participation Grant shall be fully vested on the date of grant after the amount of such Business Participation Grant is determined).

(iii)                               Subject to the provisions of this clause (iii), in the event the Company terminates Consultant’s Continued Service without Cause, (a) Consultant shall be entitled to receive an aggregate amount equal to the Annual Fee which shall be payable over the twelve month period following the date of termination (the “Severance Period”) in accordance with the Company’s payroll practices (as well as any accrued but unpaid portion of the Annual Fee through the date of termination), (b) the Business Establishment Grant and the Business Participation Grants shall become fully vested (or, if the amount of any Business Participation Grant has not been determined as of the date of termination, shares covered by such Business Participation Grant shall be fully vested on the date of grant after the amount of such Business Participation Grant is determined) and (c) any Existing Options and any New Options that have vested prior to the date of termination shall remain exercisable until the earlier of (A) the first anniversary of the date of termination and (B) the expiration date of the applicable option (it being understood that any Existing Option and New Options that have not vested as of the date of termination shall thereafter not be or become exercisable).  Notwithstanding the foregoing, Consultant’s right to receive the compensation and benefits described in this clause (iii) (and the acceleration of the vesting schedules contemplated by this clause (iii)) shall be contingent upon Consultant’s execution of a release of all claims against the Company substantially in the form of Exhibit C and expiration of the seven-day revocation period referred to in the release.  In addition, notwithstanding the foregoing, in the event the Consultant engages in Competition (as defined below) with the Company during his Continued Service or the Severance Period or if (z) Consultant engages in any Solicitation (as defined below) during his Continued Service or the Severance Period, then Consultant shall forfeit (1) his right to receive the payment contemplated by subsection (a) of this clause (iii), (2) his right to receive any Business Participation Grant that has not yet been made and (iii) his right to exercise any Existing Options or New Options that have not yet been exercised for the extended period contemplated by subsection (c) of this clause (iii). In addition, notwithstanding subsection (a) of this clause (iii), the Company shall not be obligated to make any payments to Consultant pursuant to subsection (a) of this clause (iii) (other than any accrued and unpaid Annual Fee) if the termination of Consultant’s Continued Service occurs subsequent to March 31, 2009 and, if the termination of Consultant’s Continued Service occurs subsequent to March 31, 2008 but prior to March 31, 2009, then Consultant shall only be entitled to receive a pro rata portion of the Annual Fee through and including March 31, 2009 (i.e. if Consultant were terminated without Cause on December 31, 2008, Consultant would be entitled to receive an aggregate of 75% of the Annual Fee payable over the period from December 31, 2008 through March 31, 2009 in accordance with the Company’s payroll practices).

(iv)                              In the event of a Change of Control, all shares of restricted stock covered by the Business Establishment Grant and the Business Participation Grants (or applicable portion thereof if a Change of Control occurs prior to March 31, 2006) will become immediately vested in full.

(v)                                 For purposes of this Agreement, “Cause” means (a) Consultant’s failure to adhere to any written policy of the Company if Consultant has been given a reasonable opportunity to comply with such policy and cure Consultant’s failure to comply (which reasonable opportunity to cure must be granted for a period of ten days); (b) Consultant’s appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

(c) Consultant’s misappropriation (or attempted misappropriation) of any of the Company’s funds or property (including without limitation trade secrets and other intellectual property); (d) Consultant’s actual (as opposed to merely asserted) breach or default under any other agreements or obligations provided for in previous employment agreements including provisions related to obligations of confidentiality, non-competition, non-solicitation or use of information; (e) actual (as opposed to merely asserted) legal prohibitions on Consultant’s ability to provide services to the Company contemplated by this Agreement arising from Consultant’s fiduciary or other duties or obligations to Consultant’s most recent employer (prior to Consultant’s becoming a consultant to the Company in 2003); (f) Consultant’s conviction of, or Consultant’s entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof; (g) Consultant’s breach or default of any confidentiality, non-competition, non-solicitation, or use of information obligation or agreement between the Company and Consultant or Consultant’s engaging in any act of Competition or Solicitation; or (h) Consultant’s failure to provide at least 20% of his business time and attention to the Company as a consultant or employee if requested by the Company.

(vi)                              For purposes of this Agreement, Consultant shall be deemed to have engaged in “Competition” with the Company if, without prior written approval of the Board of Directors of the Company, Consultant directly or indirectly through any other person, firm or corporation, whether individually or in conjunction with any other person, or as an employee, agent, consultant, representative, partner or holder of any interest in any other person, firm, corporation or other association during his Continued Service, competes with, or encourages or assists others to compete with, or solicit orders or otherwise participates in business transactions or provides services in competition with, the business engaged in by the Company at any time during the term of such Continued Service (unless such business shall have been abandoned by the Company.) Consultant acknowledges that the Company’s products are marketed throughout the United States, that therefore the Company is engaged in business in every county and state of the United States and that the foregoing definition of Competition includes competition in every county and state of the United States as well as in foreign countries.

(vii)                           For purposes of this Agreement, “Solicitation” shall mean (a) soliciting, enticing, or inducing any Customer (as defined below) to become a client, customer, OEM, distributor, or reseller of any other person, firm or corporation with respect to, or provide, products or services which are competitive with products or services then sold or under development by the Company or to cease doing business with the Company or authorizing or knowingly approving the taking of such actions by any other person or (b) soliciting, enticing, or inducing directly or indirectly, or hiring any person who presently is or at any time during the term hereof shall be an employee of the Company to become employed by any other person, firm or corporation or to leave his or her employment with the Company or authorizing or approving any such action by any other person or entity. Providing a reference for an employee of the Company will not, however, constitute Solicitation if the employee has decided to leave the employ of the Company, is seeking other employment, and requests the reference.

(viii)                        For purposes of this Agreement, “Customer” means any person or entity which at the time of determination, if made prior to termination of Continued Service, or, after termination of Continued Service, at the time of such termination, shall be, or shall have been within two years prior to such time, a client, customer, OEM, distributor, or reseller of the Company or a bona fide prospect to become any of the foregoing.

(ix)                                Competition shall not include investing in the securities of any corporation having securities listed on a national securities exchange, the Nasdaq National Market, or the Nasdaq SmallCap Market, provided that such investment does not exceed 5% of any class of securities of any corporation engaged in business in competition with the Company, and provided that such ownership represents a passive investment and that neither Consultant nor any group of persons including him, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

3.                                       The Release.

(a)                                  Consultant agrees that concurrently with the execution of this Agreement, Consultant shall execute and deliver the Release to the Company.

(b)                                 Consultant acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties with respect to Consultant’s employment, the termination thereof, Consultant’s consulting relationship with the Company and all amounts to which Consultant shall be entitled upon the termination of Consultant’s employment with the Company.  Consultant also acknowledges and agrees that Consultant’s right to receive payments and benefits under this Agreement is contingent upon Consultant’s compliance with the covenants set forth in this Agreement and Consultant’s execution and acceptance of the terms and conditions of, and the effectiveness of the Release.  If Consultant fails to comply with the covenants set forth in this Agreement or if Consultant fails to execute the Release or revokes the Release, then Consultant shall not be entitled to any payments or benefits under this Agreement.

(c)                                  Consultant represents that he has not, either individually or as a representative or member of a class, filed or caused to be filed any complaints, charges or lawsuits against the Company (as such term is used in the Release) with any governmental agency, court, arbitrator or mediator, and agrees not to initiate, assist, encourage or participate in, either individually or as a representative or member of a class, any such actions unless compelled to do so by subpoena or court order.

(d)                                 Consultant acknowledges that he has been advised by the Company to consult an attorney before signing this Agreement and that he has been given up to twenty-one (21) days to review this Agreement and the Release and to consult legal counsel.  Consultant may revoke the Release up to seven (7) days after signing it and delivering it to the Company.  The Release shall automatically become effective, enforceable and irrevocable upon the expiration of that seven-day revocation period, if not timely revoked by Consultant.

4.                                       Miscellaneous Provisions.

(a)                                  Nothing contained in this Agreement shall be construed in any way as an admission by the Company or by Consultant that it has acted wrongfully with respect to the other or with respect to any other person, and each party specifically disclaims any liability to, or wrongful acts against, the other or any other person, on the part of themselves or their representatives, partners, associates, employees or agents.

(b)                                 This Agreement will bind and inure to the benefit of Consultant and the Company and their respective heirs, executors, administrators, successors, and assigns.

(c)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)                                 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Consultant:  at Consultant’s most recent address on the records of the Company,

If to the Company:

Clarient, Inc.

33171 Paseo Cerveza

San Juan Capistrano, CA 92675

Attn: Steve Dixon

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(e)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)                                    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto.

(g)                                 This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

/s/ Richard J. Cote M.D.
Richard J. Cote, M.D.

CLARIENT, INC.

,
a Delaware corporation

By:	/s/ Stephen T.D. Dixon
Name:	Stephen T.D. Dixon
Its:	Executive Vice President & Chief Financial Officer

EXHIBIT A

SURVIVING ARRANGEMENTS

Consulting Agreement, dated as of April 8, 2005

Non-Disclosure and Invention Assignment Agreement, dated as of June 30, 2004

Stock Option Grant Certificate Agreement, dated as of October 1, 2003

Stock Option Grant Certificate Agreement, dated as of February 1, 2004

EXHIBIT B

GENERAL RELEASE AND AGREEMENT

This GENERAL RELEASE AND AGREEMENT (hereinafter the “Release”) is made and entered into as of this 8th day of April, 2005, by and between CLARIENT, INC. (the “Company”) and Richard J. Cote, M.D. (“Employee”).

1.               Background. The parties hereto acknowledge that this Release is being entered into pursuant to the terms of the Letter Agreement, dated June 9, 2004 (as amended March 30, 2005 the “Letter Agreement”), between the Company and Employee. As used in this Release, any reference to the Company shall include its predecessors and successors and, in their capacities as such, all of its present, past, and future directors, officers, employees, attorneys, insurers, agents and assigns, as well as all Company affiliates, subdivisions, subsidiaries and parents, including without limitation Safeguard Scientifics, Inc. and its subsidiaries (collectively, the “Company Affiliates”) and their respective past, present and future directors, officers, employees, consultants, attorneys, insurers, agents and assigns; and any reference to Employee shall include, in their capacities as such, his attorneys, heirs, administrators, representatives, agents, and assigns.

2.               Resignation from Boards. Employee shall, and hereby does resign from such Boards and officer positions with the Company and all affiliates and partner companies of the Company as such employee holds on the date hereof. In this regard, if requested, Employee agrees to pre-sign and deliver to the Company resignation letters acceptable to the Company in order to effect Employee’s resignation from certain companies and entities, and we may submit other such letters from time to time, although nothing contained herein shall prohibit Employee from resigning from such boards and officer positions at an earlier time.

3.               General Release.

(a) Employee, for and in consideration of the Company’s execution of the Consulting Agreement of even date herein (the “Consulting Agreement”) and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and the Company Affiliates, of and from any and all causes of actions, suits, debts, claims, and demands whatsoever in law or in equity, which he/she ever had, now has, or hereafter may have or which his or her heirs, executors or administrators may have, by reason of any matter, cause, or thing whatsoever, from the beginning of his or her employment or consulting relationship with the Company and/or the Company Affiliates to the date of this Release, and particularly, but without limitation, any claims arising from or relating in any way to his or her employment or the separation of his or her employment relationship with the Company, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., (“Title VII”), the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. (“the ADEA”), the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq. (“ADA”), the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 301, et seq., as amended (“ERISA”), and any and all other federal, state or  local laws, and any common law claims now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs.

(b) By signing this Release, Employee represents that Employee has not commenced any proceeding against the Company or any Company Affiliate in any forum (administrative or judicial) concerning Employee’s employment.

(c) Employee agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against the Company or any Company Affiliate with respect to any known matter arising before the date of this Release or covered by the release and not to assert against the Company or any Company Affiliate in any action, grievance, suit, litigation or proceeding any known matter before the date of this Release or covered by the release. Employee agrees that in the event of a breach of any covenant of this Release by Employee, the Company or any Company Affiliate damaged as a result of such breach shall be entitled to recover attorneys’ fees and costs in an action relating to such breach, in addition to compensatory damages.

(d) Anything herein to the contrary notwithstanding, neither party is released from any of his, her or its obligations under this Release, the Consulting Agreement or any of the Continuing Arrangements (as defined in the Consulting Agreement), and each party confirms that such obligations are the only obligations of the Company or its affiliates not covered by this release in connection with the cessation of Employee’s service with the Company.

(e) Employee acknowledges that this Release extends to all causes of action, suits, debts, claims and demands referred to in (a) above, known or unknown, suspected or unsuspected. By signing this Release, Employee expressly waives all rights under Section 1542 of the California Civil Code, which reads in full as follows:

“A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(f) By signing this Release and the Consulting Agreement and by making the payments and providing the benefits contemplated by the Consulting Agreement, the Company does not admit any liability, wrongdoing or fault and expressly denies any such liability, wrongdoing or fault.

4.               Confidentiality; Non-Disparagement.

(a) Except to the extent required by law, including SEC disclosure requirements, the Employee agrees that the terms of this Release will be kept confidential by Employee, except that Employee may advise his or her family and confidential advisors.

(b) Employee will not at any time knowingly reveal to any person or entity any of the trade secrets or confidential information of the Company or the Company Affiliates or of any third party which the Company is under an obligation to keep confidential (including, but not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans, and proposals), and Employee shall keep secret all confidential matters relating to the

Company or the Company Affiliates and shall not use or attempt to use any such confidential information in any manner which injures or causes loss or may reasonably be calculated to injure or cause loss whether directly or indirectly to the Company or the Company Affiliates. These restrictions contained in this sub-paragraph (b) shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Employee; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company or the Company Affiliate; or, (iv) information that may be required by law or an order of the court, agency or proceeding to be disclosed; provided, Employee shall provide the Company notice of any such required disclosure once Employee has knowledge of it and will help the Company at the Company’s expense to the extent reasonable to obtain an appropriate protective order.

(c) Employee represents that Employee has not taken, used or knowingly permitted to be used any notes, memorandum, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation, or other materials of any nature relating to any matter within the scope of the business of the Company, the Company Affiliates, or their partner companies or concerning any of its dealings or affairs otherwise than for the benefit of the Company or the Company Affiliates. Employee shall not, after his or her termination of employment, use or knowingly permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation, or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, the Company Affiliate or client of the same, as the case may be, and that immediately upon the effectiveness of Employee’s resignation from employment, Employee shall deliver all of the foregoing, and all copies thereof, to the Company at its main office.

(d) In accordance with normal ethical and professional standards, the Company and Employee agree that they shall not in any way engage in any conduct or make any statement that would defame or disparage the other, or make to, or solicit for, the media or others, any comments, statements (whether written or oral), and the like that may be considered to be derogatory or detrimental to the good name or business reputation of either party. It is understood and agreed that the Company’s obligation under this paragraph extends only to the conduct of the Company’s senior officers. The only exception to the foregoing shall be in those circumstances in which Employee or the Company is obligated to provide information in response to an investigation by a duly authorized governmental entity or in connection with legal proceedings.

5.               Indemnity.

(a) This Release shall not release the Company or any of its insurance carriers from any obligation it or they might otherwise have to defend and/or indemnify Employee and hold him/her harmless from any claims made against him/her arising out of his/her activities as director or officer of the Company, to the same extent as the Company or its insurance carriers are or may be obligated to defend and/or indemnify and hold harmless any other director or officer and the Company affirms its obligation to provide indemnification to Employee as a director, officer, former director, or former officer of the Company, as set forth in the Company’s bylaws and charter documents in effect on the date of the Letter Agreement.

(b) Employee agrees that Employee will personally provide reasonable assistance and cooperation to the Company, at the Company’s expense, in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company.

6.               General.

(a) Employee understands that this Release is revocable by Employee for a period of seven (7) days following execution of the Release. This Release shall not become effective or enforceable until this seven (7) day revocation period has ended.

(b) Employee has carefully read and fully understands all the provisions of the Notice and the Release which sets forth the entire agreement between Employee and the Company, and Employee acknowledges that Employee has not relied upon any representation or statement, written or oral, not set forth in this document.

(c) Employee agrees that any breach of this Release or corresponding Letter Agreement by Employee will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

(d) No term or condition set forth in this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and a duly authorized officer of the Company.

(e) Any waiver by the Company of a breach of any provision of this Release shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Release as of the date written above.

/s/ Richard J. Cote M.D.
Dated:	NAME:	Richard J. Cote M.D.
CLARIENT, INC.

Dated:	By:	/s/ Stephen T.D. Dixon
Stephen T. D. Dixon
Executive Vice President and
Chief Financial Officer

EXHIBIT C

[FORM OF RELEASE]

GENERAL RELEASE AND AGREEMENT

This GENERAL RELEASE AND AGREEMENT (hereinafter the “Release”) is made and entered into as of  8th this day of April, 2005, by and between CLARIENT, INC. (the “Company”) and Richard J. Cote, M.D. (“Consultant”).

1.               Background. The parties hereto acknowledge that this Release is being entered into pursuant to the terms of the Consulting Agreement, dated April 8, 2005 (the “Consulting Agreement”), between the Company and Consultant. As used in this Release, any reference to the Company shall include its predecessors and successors and, in their capacities as such, all of its present, past, and future directors, officers, employees, attorneys, insurers, agents and assigns, as well as all Company affiliates, subdivisions, subsidiaries and parents, including without limitation Safeguard Scientifics, Inc. and its subsidiaries (collectively, the “Company Affiliates”) and their respective past, present and future directors, officers, employees, consultants, attorneys, insurers, agents and assigns; and any reference to Consultant shall include, in their capacities as such, his attorneys, heirs, administrators, representatives, agents, and assigns.

2.               Resignation from Boards. Consultant shall, and hereby does resign from such Boards and officer positions with the Company and all affiliates and partner companies of the Company as Consultant holds on the date hereof. In this regard, if requested, Consultant agrees to pre-sign and deliver to the Company resignation letters acceptable to the Company in order to effect Consultant’s resignation from certain companies and entities, and we may submit other such letters from time to time, although nothing contained herein shall prohibit Consultant from resigning from such boards and officer positions at an earlier time.

3.               General Release.

(a) Consultant, for and in consideration of the special transition services and corresponding separation payments and other benefits offered to him by the Company specified in the Consulting Agreement that accompanies this Release and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and the Company Affiliates, of and from any and all causes of actions, suits, debts, claims, and demands whatsoever in law or in equity, which he/she ever had, now has, or hereafter may have or which his or her heirs, executors or administrators may have, by reason of any matter, cause, or thing whatsoever, from the beginning of his or her employment or consulting relationship with the Company and/or the Company Affiliates to the date of this Release, and particularly, but without limitation, any claims arising from or relating in any way to his or her consulting or the separation of his or her consulting relationship with the Company, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., (“Title VII”), the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. (“the ADEA”), the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq. (“ADA”), the Consultant Retirement Income Security Act of 1974, 29 U.S.C. Section 301, et seq., as amended (“ERISA”), and any and all other federal, state or  local laws, and any common law claims now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs.

(b) By signing this Release, Consultant represents that Consultant has not commenced any proceeding against the Company or any Company Affiliate in any forum (administrative or judicial) concerning Consultant’s engagement.

(c) Consultant agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against the Company or any Company Affiliate with respect to any known matter arising before the date of this Release or covered by the release and not to assert against the Company or any Company Affiliate in any action, grievance, suit, litigation or proceeding any known matter before the date of this Release or covered by the release. Consultant agrees that in the event of a breach of any covenant of this Release by Consultant, the Company or any Company Affiliate damaged as a result of such breach shall be entitled to recover attorneys’ fees and costs in an action relating to such breach, in addition to compensatory damages.

(d) Anything herein to the contrary notwithstanding, neither party is released from any of his, her or its obligations under this Release or under provisions of the Consulting Agreement or any of the Continuing Arrangements that are intended to survive the termination of the Consultant’s engagement, and each party confirms that such obligations are the only obligations of the Company or its affiliates not covered by this release in connection with the cessation of Consultant’s service with the Company.

(e) Consultant acknowledges that this Release extends to all causes of action, suits, debts, claims and demands referred to in (a) above, known or unknown, suspected or unsuspected. By signing this Release, Consultant expressly waives all rights under Section 1542 of the California Civil Code, which reads in full as follows:

“A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(f) By signing this Release and the Consulting Agreement and by making the payments and providing the benefits contemplated by the Consulting Agreement, the Company does not admit any liability, wrongdoing or fault and expressly denies any such liability, wrongdoing or fault.

4.               Confidentiality; Non-Disparagement.

(a) Except to the extent required by law, including SEC disclosure requirements, the Consultant agrees that the terms of this Release will be kept confidential by Consultant, except that Consultant may advise his or her family and confidential advisors.

(b) Consultant will not at any time knowingly reveal to any person or entity any of the trade secrets or confidential information of the Company or the Company Affiliates or of any third party which the Company is under an obligation to keep confidential (including, but not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans, and proposals), and Consultant shall keep secret all confidential matters relating to the Company or the Company Affiliates and shall not use or attempt to use any such confidential information in any manner which injures or causes loss or may reasonably be calculated to injure or cause loss whether directly or indirectly to the Company or the Company Affiliates. These restrictions contained in this sub-paragraph (b) shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Consultant; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company or the Company Affiliate; or, (iv) information that may be required by law or an order of the court, agency or proceeding to be disclosed; provided, Consultant shall provide the Company notice of any such required disclosure once Consultant has knowledge of it and will help the Company at the Company’s expense to the extent reasonable to obtain an appropriate protective order.

(c) Consultant represents that Consultant has not taken, used or knowingly permitted to be used any notes, memorandum, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation, or other materials of any nature relating to any matter within the scope of the business of the Company, the Company Affiliates, or their partner companies or concerning any of its dealings or affairs otherwise than for the benefit of the Company or the Company Affiliates. Consultant shall not, after his or her termination of engagement, use or knowingly permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation, or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, the Company Affiliate or client of the same, as the case may be, and that immediately upon the effectiveness of Consultant’s resignation from Consultant’s engagement, Consultant shall deliver all of the foregoing, and all copies thereof, to the Company at its main office.

(d) In accordance with normal ethical and professional standards, the Company and Consultant agree that they shall not in any way engage in any conduct or make any statement that would defame or disparage the other, or make to, or solicit for, the media or others, any comments, statements (whether written or oral), and the like that may be considered to be derogatory or detrimental to the good name or business reputation of either party. It is understood and agreed that the Company’s obligation under this paragraph extends only to the conduct of the Company’s senior officers. The only exception to the foregoing shall be in those circumstances in which Consultant or the Company is obligated to provide information in response to an investigation by a duly authorized governmental entity or in connection with legal proceedings.

5.               Indemnity.

(a) This Release shall not release the Company or any of its insurance carriers from any obligation it or they might otherwise have to defend and/or indemnify Consultant and hold him/her harmless from any claims made against him/her arising out of his/her activities as director or officer of the Company, to the same extent as the Company or its insurance carriers are or may be obligated to defend and/or indemnify and hold harmless any other director or officer and the Company affirms its obligation to provide indemnification to Consultant as a director, officer, former director, or former officer of the Company, as set forth in the Company’s bylaws and charter documents in effect on the date of the Consulting Agreement.

(b) Consultant agrees that Consultant will personally provide reasonable assistance and cooperation to the Company, at the Company’s expense, in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company.

6.               General.

(a) Consultant understands that this Release is revocable by Consultant for a period of seven (7) days following execution of the Release. This Release shall not become effective or enforceable until this seven (7) day revocation period has ended.

(b) Consultant has carefully read and fully understands all the provisions of the Notice and the Release which sets forth the entire agreement between Consultant and the Company, and Consultant acknowledges that Consultant has not relied upon any representation or statement, written or oral, not set forth in this document.

(c) Consultant agrees that any breach of this Release or corresponding Consulting Agreement by Consultant will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

(d) No term or condition set forth in this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and a duly authorized officer of the Company.

(e) Any waiver by the Company of a breach of any provision of this Release shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

IN WITNESS WHEREOF, the parties have executed this Release as of the date written above.

Dated:	NAME:	CLARIENT, INC.

Dated:	By:
Stephen T. D. Dixon
Executive Vice President and
Chief Financial Officer